Exhibit 10.30

PeoplesBank, A Codorus Valley Company

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this 1st day of October, 2002, by and between PeoplesBank, A Codorus Valley Company, a Pennsylvania state-chartered bank located in York, Pennsylvania (the “Company”) and Matthew Clemens (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

1.1      Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1       “Change of Control” means: A change in control of a nature that would be required to be reported in response to Item (6e) of Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Security Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than the Corporation or any “person” who on the date hereof is a director or officer of the Corporation is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities, or (b) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, or (c) the sale or transfer of all or substantially all of the Company or Corporation’s assets.

Exhibit 10.30

1.1.2        “Date of Change of Control” means any of the following:

(a)   the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty-five percent (25%) or more of the Corporation’s voting securities; or

(b)   the date of the transfer of all or substantially all of the Corporation or Corporation’s assets; or

(c)   the date on which a merger, consolidation or combination is consummated, as applicable; or

(d)   the date on which individuals who formerly constituted a majority of the Incumbent Board of Directors of the Corporation ceased to be a majority thereof. For these purpose, “Incumbent Board” means the members of the Board of Directors of the Corporation on the effective date of the Plan, provided that any person becoming a member of the Board of Directors subsequent to such effective date, whose election was approved by a vote of at least two-thirds of the members of the Board of Directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

1.1.3        “Code” means the Internal Revenue Code of 1986, as amended.

1.1.4        “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.1.5       “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.1.6        “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.1.7        “Normal Retirement Age” means the Executive’s 62nd birthday.

1.1.8        “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.1.9        “Plan Year” means a twelve-month period commencing on October 1st and ending on September 30th of each year. The initial Plan Year shall commence October 1st, 2002.

Exhibit 10.30

1.1.10      “Termination for Cause” See Article 5.2.

1.1.11      “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive’s Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

Article 2

Lifetime Benefits

2.1      Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1       Amount of Benefit. The annual benefit under this Section 2.1 is $50,000 (Fifty Thousand Dollars and no/100). The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

2.1.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 179 additional months.

2.1.3       Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company’s Board of Directors, in its sole discretion, may increase the benefit.

2.2      Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1        Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date. However, any increase in the annual benefit under Section 2.1.1 shall require the recalculation of the Early Termination benefit on Schedule A. The Early Termination Annual Benefit amount is determined by calculating a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of 7.50%, compounded monthly.

Exhibit 10.30

2.2.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age and continuing for 179 additional months.

2.2.3        Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

2.3      Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement, provided however, in the event the Company determines (1) the Executive could have been Terminated for Cause as provided in 5.2 for conduct or omissions occurring during the term of employment or (2) the Executive has violated the restrictive covenant set forth in Section 5.3, the Company shall have no obligation to make future payments as of the date of the Company’s determination.

2.3.1        Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs. However, any increase in the annual benefit under Section 2.1.1 would require the recalculation of the Disability benefit on Schedule A. The Disability Annual Benefit amount is determined by calculating a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of 7.50%, compounded monthly.

2.3.2       Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 179 additional months.

2.3.3        Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

2.4      Change of Control Benefit. Following the Date of a Change of Control, the Executive shall be entitled to the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1       Amount of Benefit. The annual benefit under this Section 2.4 is the Normal Retirement Benefit amount described in Section 2.1.1.

2.4.2       Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 179 additional months.

2.4.3        Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

Exhibit 10.30

2.4.4       Rabbi Trust. Within 90 days of a Change of Control, a rabbi trust shall be established and shall at all times be funded with assets at least equal to the present value of the unpaid balance of the Normal Retirement Benefit. A discount rate no greater than the ten year Treasury note shall be used in calculating present value.

Article 3

Death Benefits

3.1       Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

3.1.1       Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2       Payment of Benefit. The Company shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

3.2       Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3       Death After Termination of Employment But Before Benefit Payment Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1       Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

Exhibit 10.30

4.2       Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1       Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be a prohibited golden parachuted payment pursuant to12 C.F.R. §359.2 and for which the appropriated federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.

5.2      Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

(a)  Gross negligence or gross neglect of duties;

(b)  Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)  Fraud, disloyalty, dishonesty or willful violation of any significant law or significant Company policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company.

5.2.1       Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

5.3       Competition after Termination of Employment. No benefits shall be payable if the Executive, without the prior written consent of the Company, violates the following described restrictive covenants.

Exhibit 10.30

5.3.1       Non-compete Provision. The Executive shall not, for a period of three (3) years after termination either directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of one percent (1%) or less in the stock of a publicly traded company):

(i)	become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services in York County or within the fifty (50) miles of any office maintained by the Company as of the date of the termination of the Executive’s employment or if the Executive regularly conducts business in or from an office or branch in York County or any other county or city in which the Company has an office or branch as of the date of the termination of the Executive’s employment; or

(ii)	participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Company during the three (3) year period immediately prior to the termination of the Executive’s employment; or

(iii)	assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Company or transaction involving the Company; or

(iv)	sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the services performed or products sold by the Company (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Company provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment; or

(v)	divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Company, including, but not limited to, the names and addresses of customers of the Company, as they may have existed from time to time or of any of the Company’s prospective customers, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Company, earnings or other information concerning the Company. The restrictions contained in this subparagraph (v) apply to all information regarding the Company, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, the terms of this subparagraph (v) shall not be limited to the three (3) year restriction set forth above and all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

Exhibit 10.30

(vi)	The restriction set forth in this Agreement shall not prohibit the Executive from engaging in the private practice of law after a Termination of Employment.

5.3.2       Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Company, and further recognizes that in such event monetary damages may be inadequate to fully protect the Company. Accordingly, in the event of a breach or threatened breach of this Agreement, the Executive consents to the Company’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Company’s rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Company post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.3.1 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Company in Section 5.3.1 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.3.1 will not be materially adverse to the Executive’s employment with the Company, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.3.3      Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

Exhibit 10.30

Article 6

Claims and Review Procedures

6.1       Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1       Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2       Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expect to render their decision.

6.1.3       Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1       The specific reasons for the denial,

6.1.3.2       A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3       A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4       An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5       A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Exhibit 10.30

Article 8

Miscellaneous

8.1       Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2       No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3       Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4      Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5       Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6       Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

8.7      Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8       Recovery of Estate Taxes. If the Executive’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive’s estate, then the Executive’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

Exhibit 10.30

8.9       Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.10     Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)	Interpreting the provisions of the Agreement;

(b)	Establishing and revising the method of accounting for the Agreement;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.11     Named Fiduciary. For purpose of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:	COMPANY:

PeoplesBank, A Codorus Valley Company

By
Matthew Clemens

Title

Exhibit 10.30

By execution hereof, Codorus Valley Bancorp, Inc. consents to and agrees to be bound by the terms and condition of this Agreement.

ATTEST:	CORPORATION:
Codorus Valley Bancorp, Inc.

By

Title

Exhibit 10.30

BENEFICIARY DESIGNATION

PeoplesBank, A Codorus Valley Company

SALARY CONTINUATION AGREEMENT

Matthew Clemens

I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Accepted by the Company this ______ day of _________________, 2002.

By

Title

Exhibit 10.30

SCHEDULE A

PeoplesBank, A Codorus Valley Company

SALARY CONTINUATION AGREEMENT

Matthew Clemens

					Early		Change of
					Termination	Disability	Control
				Vested	Annual	Annual	Annual
Plan		Accrual	Vesting	Accrual	Benefit	Benefit	Benefit
Year	Age	Balance	Schedule	Balance	(1)	(2)	(1)
1	39	$7,434	100.00%	$7,434	$4,337	$822	$50,000
2	40	$15,444	100.00%	$15,444	$8,362	$1,707	$50,000
3	41	$24,077	100.00%	$24,077	$12,098	$2,662	$50,000
4	42	$33,380	100.00%	$33,380	$15,564	$3,690	$50,000
5	43	$43,405	100.00%	$43,405	$18,780	$4,798	$50,000
6	44	$54,208	100.00%	$54,208	$21,764	$5,993	$50,000
7	45	$65,850	100.00%	$65,850	$24,534	$7,280	$50,000
8	46	$78,396	100.00%	$78,396	$27,104	$8,667	$50,000
9	47	$91,916	100.00%	$91,916	$29,489	$10,161	$50,000
10	48	$106,485	100.00%	$106,485	$31,702	$11,772	$50,000
11	49	$122,186	100.00%	$122,186	$33,756	$13,508	$50,000
12	50	$139,105	100.00%	$139,105	$35,661	$15,378	$50,000
13	51	$157,338	100.00%	$157,338	$37,430	$17,394	$50,000
14	52	$176,986	100.00%	$176,986	$39,071	$19,566	$50,000
15	53	$198,159	100.00%	$198,159	$40,594	$21,907	$50,000
16	54	$220,977	100.00%	$220,977	$42,007	$24,429	$50,000
17	55	$245,565	100.00%	$245,565	$43,318	$27,147	$50,000
18	56	$272,063	100.00%	$272,063	$44,535	$30,077	$50,000
19	57	$300,617	100.00%	$300,617	$45,664	$33,233	$50,000
20	58	$331,389	100.00%	$331,389	$46,712	$36,635	$50,000
21	59	$364,549	100.00%	$364,549	$47,684	$40,301	$50,000
22	60	$400,284	100.00%	$400,284	$48,587	$44,252	$50,000
23	61	$438,792	100.00%	$438,792	$49,424	$48,509	$50,000
24	62	$452,282	100.00%	$452,282	$50,000	$50,000	$50,000

1	Payments commence at Normal Retirement Age. Refer to Section 2.2 for Early Termination and Section 2.4 for Change of Control.

2	Payments commence at Termination of Employment. Refer to Section 2.3 for Disability.